Exhibit 21.1

SUBSIDIARIES OF CAPE COASTAL TRADING CORPORATION

The table below sets forth all subsidiaries of Cape Coastal Trading Corporation and the state or other jurisdiction of incorporation or organization of each.

Subsidiary	State of Incorporation
uBid, Inc.	Delaware